PARSONS/BURNETT/BJORDAHL/HUME LLP

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ATTORNEYS

James B. Parsons

jparsons@pblaw.biz

May 31, 2012

Board of Directors

North Springs Resources Corp.

To Whom it May Concern:

In my capacity as counsel for North Springs Resources Corp. (“NSRS”), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 6,000,000 shares of common stock  as set out and described in the Company’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”).  Shares authorized under the S-8 Registration Statement include a maximum of 5,000,000 shares of common stock pursuant to the 2011 Compensation Plan for Employees, Officers, Directors and Consultants, and a maximum of 1,000,000 shares of common stock pursuant to the Consulting Agreement.  I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

1.

The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

2.

The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

3.

The maximum of 6,000,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

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A Limited Liability Partnership with offices in Bellevue and Spokane

Very truly yours,

PARSONS/BURNETT/BJORDAHL/HUME, LLP

/s/ James B. Parsons

James B. Parsons

JBP/aqs